                          REINSURANCE AGREEMENT #6153-1
                                (EXCESS OF LOSS)

                        (referred to as the "Agreement")


                                     between


                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY
                           (WORCESTER, MASSACHUSETTS)

                   (hereinafter referred to as the "Company")


                                       and


                     LIFE REASSURANCE CORPORATION OF AMERICA
                             (STAMFORD, CONNECTICUT)

                     (hereinafter referred to as "Life Re")


                          EFFECTIVE: NOVEMBER 22, 1995

                                TABLE OF CONTENTS

PREAMBLE                                                                       1

ARTICLE I - METHOD OF REINSRUANCE AND INSURANCE                                1
     1.      Effective Date                                                    1
     2.      Method                                                            1
     3.      Amounts                                                           1

ARTICLE II - AUTOMATIC REINSURANCE                                             2
     1.      Insurance                                                         2
     2.      Coverages                                                         2

ARTICLE III - PROCEDURES FOR REPORTING                                         2
     1.      General Information                                               2
     2.      Self-Administered Reporting                                       2

ARTICLE IV - PREMIUMS                                                          2
     1.      Life Insurance                                                    2
     2.      Premium Taxes                                                     2
     3.      Nonpayment of Reinsurance Premiums                                2
     4.      Interest on Delinquent Payments                                   3
     5.      Misstatements                                                     3

ARTICLE V - CLAIMS                                                             4
     1.      Notice                                                            4
     2.      Contested Claims                                                  4
     3.      Expenses                                                          4
     4.      Misstatements                                                     4
     5.      Payment                                                           5

ARTICLE VI - REDUCTIONS, REINSTATEMENTS & CHANGES                              5
     1.      Reinstatements                                                    5
     2.      Nonforfeiture Benefits                                            5

ARTICLE VII - DAC TAX                                                          5

ARTICLE VIII - INSOLVENCY                                                      6

ARTICLE IX - ARBITRATION                                                       7

                                                                  EXCESS OF LOSS

                                                               TABLE OF CONTENTS
                                                                          PAGE 2

ARTICLE X - GENERAL PROVISIONS                                                 8
     1.      Reinsurance Conditions                                            8
     2.      Errors and Omissions                                              8
     3.      Offset                                                            8
     4.      Inspection                                                        8
     5.      Entire Agreement                                                  8
     6.      Amendment                                                         9
     7.      Counterparts                                                      9
     8.      No Assignment                                                     9
     9.      Binding Effect                                                    9
     10.     Notices                                                           9

ARTICLE XI - DURATION OF AGREEMENT                                            10

ARTICLE XII - EXECUTION                                                       11

SCHEDULE A                                                                   A-1
Section 1 - Cover                                                            A-1
Section 2 - Definitions and Interpretations                                  A-2
Section 3 - Exclusions.                                                      A-2
Section 4 - Premium, Reports, and Remittances                                A-3
Section 5 - Commencement and Termination                                     A-4

                                                                  EXCESS OF LOSS

                                    PREAMBLE

This Reinsurance Agreement ("Agreement") is entered into by and between FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY, a Massachusetts insurance corporation (the "Company") and LIFE REASSURANCE CORPORATION OF AMERICA, a Connecticut insurance corporation ("Life Re"). The Company and Life Re mutually agree to reinsure on the terms and conditions set forth in this Agreement. This Agreement is solely between the Company and Life Re, and performance of the obligations of each party under this Agreement will be rendered solely to the other party. In no instance will anyone other than the Company or Life Re have any rights under this Agreement.

               ARTICLE I - METHOD OF REINSURANCE AND INSURANCE

1.   EFFECTIVE DATE

     The reinsurance under this Agreement is effective as of November 22, 1995.

2.   METHOD

     Reinsurance of life insurance risks ("Life Insurance") under this Agreement is for the amount at risk under the policy reinsured. The Company will cede and Life Re will accept reinsurance under the policies or plans set forth in Schedule A, assumed by the Company on citizens of the United States or Canada, domiciled in the United States or Canada at the time of application. The policies set forth in Schedule A that are reinsured under this Agreement are hereinafter referred to collectively as "Reinsured Policies" and individually as a "Reinsured Policy."

3.   AMOUNTS

     The amount of reinsurance is the face amount ceded to Life Re as set forth in Schedule A.

                       ARTICLE II - AUTOMATIC REINSURANCE

1.   INSURANCE

     When the company retains its maximum limit of retention, as shown in Schedule A, the Company will cede and Life Re will accept automatically reinsurance in amounts not exceeding the limits per life in Schedule A of this Agreement. The liability of Life Re on any automatic reinsurance under this Agreement begins at the same time as that of the Company.

2.   COVERAGES

     Life Insurance is exclusively the risk reinsured automatically under this Agreement. Life Re will not participate in a unilateral enhancement of policy provisions unless agreed to in writing prior to the granting of the enhancement.

                     ARTICLE III - PROCEDURES FOR REPORTING

1.     GENERAL INFORMATION

     Life Re will accept, on a self administered basis, reinsurance in amounts per life up to the amounts set forth in Schedule A.

2.     SELF-ADMINISTERED REPORTING

     The Company will remit a check for the balance indicated in the annual report to Life Re pursuant to Schedule A. If a balance is due the Company, it will be remitted by Life Re promptly.

                              ARTICLE IV - PREMIUMS

1.   LIFE INSURANCE

     Premiums per $1,000,000 for Life Insurance are given in Schedule A. The premiums per $1,000,000 are applied to the amount of life reinsurance as outlined in Article I.

2.   PREMIUM TAXES

     Life Re will not reimburse the Company for state premium taxes on reinsurance premiums received from the Company.

3.   NONPAYMENT OF REINSURANCE PREMIUMS

     The payment of reinsurance premiums is a condition precedent to the liability of Life Re under this Agreement. If the Company does not pay premiums to Life Re as provided in this Agreement and such amounts are more than 120 days in arrears, Life Re will have the right to terminate the reinsurance under this Agreement.

4.   INTEREST ON DELINQUENT PAYMENTS

     If the Company is more than 90 days in arrears in remitting premiums to Life Re, such premiums will be considered delinquent and interest will be added to the amount to be remitted. Interest will be calculated from (i) the time the premiums are due Life Re to (ii) the date the Company pays the premium to Life Re. The rate of interest charged on delinquent payments will be equal to the rate listed in the Federal Reserve Statistical Release, as promulgated by the Board of Governors of the Federal Reserve System, for the monthly average of Corporate bonds, Moody's seasoned Aaa (the "Interest Rate").

5.   MISSTATEMENTS

     If the insured's age or sex was misstated and the amount of insurance on the Reinsured policies is adjusted, the Company and Life Re will share the adjustment in proportion to the amount of liability of each at the time of issue of the policies. Premiums will be recalculated for the correct age or sex and amounts according to the proportion as above and adjusted without interest. If the insured is still alive, the method above will be used for past years and the amounts of reinsurance and premium will be adjusted for the future to the amount that would have been correct at issue.

                               ARTICLE V - CLAIMS

1.   NOTICE

     The Company will notify Life Re promptly after receipt of any information on a claim where reinsurance is involved. The Company will furnish to Life Re as soon as possible the completed reinsurance claim form and copies of all claim papers and proofs. However, if the amount reinsured with Life Re is more than the amount retained by the Company and the claim is contestable, all papers in connection with such claim, including all underwriting and investigation papers must be submitted to Life Re for its recommendation before admission of any liability on the part of the Company.

2.   CONTESTED CLAIMS

     Whenever the Company has formed a preliminary opinion that a claim might be denied or contested, and prior to any final action by the Company indicating to the claimant that the claim is being denied or contested, the Company will give Life Re the opportunity to review the complete claim file. Life Re will review this file promptly and, at its option, (a) pay Life Re's full share as if the claim was not contested, in full discharge of Life Re's obligation to the Company for that claim, or (b) after consultation with the Company join in the contest, or ratify the denial, in which case Life Re will communicate to the Company in writing Life Re's decision to participate in the contest, or ratify the denial, with respect to that claim.

3.   EXPENSES

     Life Re will share in the claim expense of any contest or compromise of a claim in the same proportion that the amount at risk reinsured under this Agreement bears to the total risk of the Company on all policies being contested by the Company, and Life Re will share in the total amount of any reduction in liability in the same proportion. Claim expense will include without limitation the cost of investigation, legal fees, court costs, and interest charges. Compensation of salaried officers and employees and any possible extra-contractual damages will not be considered covered expenses. Life Re will not be liable for expenses incurred in connection with a dispute or contest arising out of conificting claims of entitlement to policy proceeds or benefits.

4.   MISSTATEMENTS

     In the event of an increase or reduction in the amount of the Company's coverage on any policy reinsured hereunder because of an overstatement or understatement of age or misstatement of sex, established after the death of the insured, the Company and Life Re will share in such increase or reduction in proportion to their respective amounts at risk under that policy.

5.   PAYMENT

     Life Re will pay its share in a lump sum to the Company, without regard to the form of claim settlement of the Company.

                ARTICLE VI - REDUCTIONS, REINSTATEMENTS & CHANGES

1.   REINSTATEMENTS

     A policy that was reduced, terminated, or lapsed, if reinstated under regular rules, will be reinstated automatically to the amount that would be in force had the policy not been reduced, terminated, or lapsed.

2.   NONFORFEITURE BENEFITS

     Life Re will not participate in nonforfeiture benefits.

                              ARTICLE VII - DAC TAX

     Life Re and the Company hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation under Section 848 of the Internal Revenue Code of 1986, as amended.

     (a) The term "party" will refer to either Life Re or the Company as appropriate.

     (b) The terms used in this Article are defined by reference to Regulation 1.848-2. The term "net consideration" will refer to either net consideration as defined in Regulation Section 1.848-2(f) or gross amount of premiums and other consideration as defined in Regulation
          Section 1.848-3(b) as appropriate.

     (c) Each party shall attach a schedule to its federal income tax return which identifies the relevant Reinsurance Agreements for which the joint election under the Regulation has been made.

     (d) The party with net positive consideration, as defined in the Regulation promulgated under Code Section 848, for such Agreement for each taxable year, shall capitalize specified policy acquisition expenses with respect to such Agreement without regard to the general deductions limitation of Section 848(c)(1).

     (e) Each party agrees to exchange information pertaining to the amount of net consideration under such Agreement each year to ensure consistency.

                            ARTICLE VIII - INSOLVENCY

     All reinsurance under this Agreement will be paid on demand by Life Re directly to the Company, its liquidator, receiver, or statutory successor, on the basis of the liability of the Company under the policy or policies reinsured without diminution because of the insolvency of the Company. In the event of the insolvency of the Company, the liquidator, receiver, or statutory successor of the Company will give written notice to Life Re of a pending claim against Life Re or the Company on any policy reinsured within a reasonable time after the claim is filed in the conservation, liquidation, or insolvency proceedings. While the claim is pending, Life Re may investigate and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defenses which it may deem available to the Company or its liquidator, receiver, or statutory successor. The expense incurred by Life Re will be charged, subject to court approval, against the Company as an expense of the conservation, liquidation, or insolvency to the extent of a proportionate share of the benefit that accrues to the Company as a result of the defenses by Life Re. Where two or more reinsurers are involved and a majority in interest elect to defend a claim, the expense will be apportioned in accordance with the terms of the Agreement as if the expense had been incurred by the Company.

                            ARTICLE IX - ARBITRATION

     Life Re and the Company intend that any dispute between them under or with respect to this Agreement be resolved without resort to any litigation. Accordingly, Life Re and the Company agree that they will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute; PROVIDED, HOWEVER, that if any such dispute cannot be so resolved by them within sixty calendar days (or such longer period as the parties may agree) after commencing such negotiations, Life Re and the Company agree that they will submit such dispute to arbitration in the manner specified in, and such arbitration proceeding will be conducted in accordance with, the rules of the American Arbitration Association.

     The arbitration hearing will be before a panel of three arbitrators, each of whom must be a present or former officer of a life insurance or life reinsurance company. Life Re and the Company will each appoint one arbitrator by written notification to the other party within thirty calendar days after the date of the mailing of the notification initiating the arbitration. These two arbitrators will then select the third arbitrator within sixty calendar days after the date of the mailing of the notification initiating arbitration.

     If either Life Re or the Company fail to appoint an arbitrator, or should the two arbitrators be unable to agree upon the choice of a third arbitrator, the president of the American Arbitration Association or of its successor organization or (if necessary) the president of any similar organization designated by lot of Life Re and the Company within thirty calendar days after the request will appoint the necessary arbitrators.

     The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators; PROVIDED, HOWEVER, that if no two arbitrators reach the same decision, then the average of the two closest mathematical determinations will constitute the decision of all three arbitrators. The place of arbitration will be Stamford, Connecticut. Each decision (including without limitation each award) of the arbitrators will be final and binding on all parties and will be nonappealable, and (at the request of either Life Re or the Company) any award of the arbitrators may be confirmed by a judgment entered by any court of competent jurisdiction. Any award or judgement will bear interest at an appropriate interest rate. Each party will be responsible for paying (a) all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in conjunction with such arbitration and (b) one-half of the fees and expenses charged by each arbitrator.

                         ARTICLE X - GENERAL PROVISIONS

1.   REINSURANCE CONDITIONS

     The reinsurance is subject to the same limitations and conditions as the insurance under the policy or policies written by the Company on which the reinsurance is based.

2.   ERRORS AND OMISSIONS

     If either the Company or Life Re unintentionally fails to perform an obligation that affects this Agreement and such failure results in an error on the part of the Company or Life Re, the error will be corrected by restoring both the Company and Life Re to the positions they would have occupied had no such error occurred. For business reported but not covered under the provisions of this Agreement, Life Re shall be obligated only for the return of premium paid, plus interest as provided below.

     Any amounts due under this Section 4 will bear interest at a rate agreed upon by the Company and Life Re or at a rate equal to the Interest Rate as described in Article IV.5.

3.   OFFSET

     Any amount which either the Company or Life Re is contractually obligated to pay to the other party may be paid out of any amount which is due and unpaid under this Agreement. The application of this offset provision will not be deemed to constitute diminution in the event of insolvency.

4.   INSPECTION

     Upon reasonable notice, Life Re may inspect any and all books, records, documents or similar information relating to or affecting reinsurance under this Agreement at the home office of the Company during normal business hours.

5.   ENTIRE AGREEMENT

     This Agreement and the Schedules attached hereto supersede all prior discussions and written and oral agreements between the parties with respect to the subject matter of this Agreement. This Agreement and the Schedules attached hereto contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

6.   AMENDMENT

     This Agreement may be modified or amended only by a writing duly executed by or on behalf of the Company and Life Re.

7.   COUNTERPARTS

     This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

8.   NO ASSIGNMENT

     Except as otherwise provided herein, neither party hereto may assign this Agreement or any right hereunder or part hereof without the prior written consent of the other party hereto.

9.   BINDING EFFECT

     This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assignees.

10.  NOTICES

     Any notice, request, instruction, or other document to be given hereunder by any party hereto to the other party hereto will be in writing and (a) delivered personally, (b) sent by facsimile, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

If to the Company, to:

          First Allmerica Financial Life Insurance Company
          440 Lincoln Street
          Worcester, MA 01653
          Telephone: (508)855-1000
          Facsimile: (508)853-6332

If to Life Re, to:

          Life Reassurance Corporation of America
          969 High Ridge Road
          Stamford, Connecticut 06905
          Attention: Vice President, Administration
          Facsimile: (203)321-3200
or at such other address for a party as will be specified by like notice. Each notice or other communication required or permitted under this Agreement that is addressed as provided in this Article XII will, if delivered personally or by overnight express, be deemed given upon delivery; will, if delivered by facsimile or similar facsimile transmission, be deemed given on the third business day after the day it is deposited in a regular depository of the United States Mail.

Please send all cash remittances to:

               Life Reassurance Corporation of America
               P.O. Box 1797
               Stamford, Connecticut 06904

                       ARTICLE XI - DURATION OF AGREEMENT

     This Agreement will be effective on and after the effective date stated in
Article I. It is unlimited in duration but may be amended by mutual consent of the Company and Life Re. This Agreement may be terminated as of the next January 1 by either party giving 90 days' written notice to the other. Notwithstanding the foregoing, Life Re may terminate this Agreement as to new and existing reinsurance in the event the Company does not pay premiums to Life Re, as provided in Article V.

                             ARTICLE XII - EXECUTION

     IN WITNESS WHEREOF, Life Re and the Company have executed this Agreement on the dates set forth below.

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

By:     /s/ Robert P. Mills, Jr.           Witness: /s/
    ----------------------------------              ---------------------------

Title:  AVP & Actuary                      Place:   Worcester, MA
       -------------------------------            -----------------------------

                                           Date:    May 16, 1996
                                                 ------------------------------

                     LIFE REASSURANCE CORPORATION OF AMERICA

By:     /s/                                Witness: /s/
    ----------------------------------              ---------------------------

Title:  Vice President                     Place:   Stamford, CT
       -------------------------------            -----------------------------

                                           Date:    March 21, 1996
                                                 ------------------------------

                                   SCHEDULE A

                         ATTACHED TO AND MADE A PART OF

                              AGREEMENT NO. 6153-1

                           EXCESS OF LOSS REINSURANCE

SECTION 1 - COVER

     Subject to the terms of this Agreement, Life Re agrees to reinsure the Net Loss sustained by the Company under the following policies:

       All policies written on the policy forms of Transamerica Occidental Life Insurance Company and American Mayflower Life Insurance Company of New York by agents of Allmerica Financial and its subsidiaries in order to satisfy the right of re-entry of persons insured under a term life insurance policy of the Company or Allmerica Financial Life Insurance and Annuity Company.

     The Company will retain for its own account, the amount of Net Loss resulting from each suicide taking place at or after 12:01 A.M., November 22, 1995, set forth below as "Company's Retention", and Life Re will indemnify the Company for the amount of Net Loss paid by the Company in excess of said "Company's Retention", provided that the maximum amount for which Life Re shall be liable hereunder shall not be more than the amount set forth below as "Limit of Liability of Life Re".

                                                           LIMIT OF
                    COMPANY'S RETENTION              LIABILITY OF LIFE RE

                       EACH SUICIDE                      EACH SUICIDE
                       ------------                      ------------
                        $  50,000                        $ 5,450,000

The reinsurance afforded by this Exhibit shall apply only to the Company's net amount at risk. The term "net amount at risk", shall mean the amount of insurance in force.

SECTION 2 - DEFINITIONS AND INTERPRETATIONS

     (a)  SUICIDE

          The term "suicide", as used herein, shall mean any death claim incurred during the waived suicide exclusion period of the policy covered, where the cause of death has been set forth as suicide on the death certificate or in a report by the Medical Examiner.

     (b)  NET LOSS

          The term "Net Loss," as used herein, shall mean the actual loss sustained by the Company in the settlement of claims, payment of benefits or satisfaction of judgements or awards, in accordance with the underlying contract, excluding loss adjustment expenses which shall be pro-rated and excluding extra contractual damages which are not reinsured under this Agreement. However, any recoveries, including recoveries under all reinsurances, are to be first deducted from such loss to arrive at the amount of liability, if any, attaching hereunder. Nothing, however, in this clause shall be construed as meaning that losses are not recoverable hereunder until the Net Loss of the Company has been ascertained.

          All recoveries and paynients recovered or received subsequent to a loss settlement under this Exhibit shall be applied as if recovered or received prior to the said settlement, and all necessary adjustments shall be made by the parties hereto.

     (c)  LOSS ADJUSTMENT EXPENSE

          The term "Loss Adjustment Expense" as used herein shall mean expenditures by the Company, other than for office expenses and for the salaries and expenses of its employees, made in connection with the disposition of a claim, loss, or legal proceeding including investigation, negotiation, and legal expenses, court costs, statutory penalties, and accrued interest, other than accrued interest which is part of a judgment. This term shall not include any amount paid or liability incurred by the Company as a result of its acts or omissions in the negotiation, settlement, or defense of claims, including any extra contractual damages, or as a result of any acts or omissions in dealing with its policyholders.

SECTION 3 - EXCLUSIONS

This Exhibit does not cover increases in face amount of the covered policy.

SECTION 4 - PREMIUM. REPORTS, AND REMITTANCES

     As a condition precedent to Life Re's obligations hereunder the Company shall pay to Life Re a Minimum and Deposit Premium of $50,000 for the period November 22, 1995 to December 31, 1996 and $50,000 for each calendar year thereafter beginning January 1, 1997.

     The Company shall forward to Life Re within sixty (60) days after the close of the period ending December 31, 1996 and each 12-month period thereafter, a statement of the average net amount at risk during each such period on all the business covered by this Exhibit.

     The premium to be paid to Life Re for the reinsurance provided by this Exhibit shall be equal to $357.00 per year per $1,000,000 of average net amount at risk reinsured on the business covered hereunder. Subject to the minimum and deposit premium provided above, any additional premium due Life Re hereunder, shall be remitted by the Company to Life Re within sixty (60) days after the close of each 12-month period ending December 31.

     The reinsurance premiums reported and paid annually to Life Re shall be considered earned by Life Re when so reported.

     In addition to the reports and remittances required, the Company shall furnish such other information as may be required by Life Re for the completion of Life Re's quarterly and annual statements and internal records.

     All reports shall be rendered on forms acceptable to the Company and Life
Re.

     Life Re shall reimburse the Company or its legal representative promptly for loss against which indemnity is hereby provided, upon receipt in the home office of Life Re of satisfactory evidence of payment of such loss. Such evidence shall include proof of the insured's prior coverage with the Company or Allmerica Financial Life Insurance and Annuity Company.

SECTION 5 - COMMENCEMENT AND TERMINATION

     This Exhibit shall apply to covered policies becoming effective at and after 12:01 A.M., November 22, 1995, with respect to claims or losses resulting from suicides taking place at and after the aforesaid time and date.

     This Exhibit may be terminated by either party sending to the other, by registered mail, written notice stating that termination shall be effective on January 1 next following, but not less than ninety (90) days after the mailing of such notice.

     Unless otherwise agreed, Life Re shall not be liable hereunder in respect of losses resulting from suicides taking place at or after the effective time and date of the cancellation of this Exhibit.

AMENDMENT NO. 1 to Reinsurance Agreement 6153-1, effective November 22, 1995, between FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY of Worcester, Massachusetts (the "Company") and LIFE REASSURANCE CORPORATION OF AMERICA of Stamford, Connecticut ("Life Re").

AMENDMENT NO. 1

Effective November 1, 2000, Schedule A, Section 1 is hereby amended to add business written on West Coast Life Insurance Company policy forms.

All other provisions of the Reinsurance Agreement will continue unchanged.

This Amendment is signed in duplicate at the dates and places indicated with an effective date of November 1, 2000.

                                              FIRST ALLMERICA FINANCIAL LIFE
Date:     3/5/01                              INSURANCE COMPANY
      --------------------------------

Place:    Worcester, MA                       By:     /s/
       -------------------------------            ------------------------------

Witness:  /s/                                 Title:  Vice President and Actuary
         -----------------------------               ---------------------------

                                              LIFE REASSURANCE CORPORATION
Date:     12/11/00                            OF AMERICA
      --------------------------------

Place:    Stamford, CT                        By:     /s/
       -------------------------------            ------------------------------

Witness:  /s/                                 Title:  Vice President
         -----------------------------               ---------------------------

                                   SCHEDULE A

                         ATTACHED TO AND MADE A PART OF

                              AGREEMENT NO. 6153-1

                           EXCESS OF LOSS REINSURANCE

SECTION 1 - COVER

     Subject to the terms of this Agreement, Life Re agrees to reinsure the Net Loss sustained by the Company under the following policies:

       All policies written on the policy forms of Transamerica Occidental Life Insurance Company, American Mayflower Life Insurance Company of New York and West Coast Life Insurance Company by agents of Allmerica Financial and its subsidiaries in order to satisfy the right of re-entry of persons insured under a term life insurance policy of the Company or Allmerica Financial Life Insurance and Annuity Company.

     The Company will retain for its own account, the amount of Net Loss resulting from each suicide taking place at or after 12:01 A.M., November 22, 1995, set forth below as "Company's Retention", and Life Re will indemnify the Company for the amount of Net Loss paid by the Company in excess of Said "Company's Retention", provided that the maximum amount for which Life Re shall be liable hereunder shall not be more than the amount set forth below as "Limit of Liability of Life Re".

                                                           LIMIT OF
                    COMPANY'S RETENTION              LIABILITY OF LIFE RE

                       EACH SUICIDE                       EACH SUICIDE
                       ------------                       ------------
                        $  50,000                        $ 5,450,000

     The reinsurance afforded by this Exhibit shall apply only to the Company's net amount at risk. The term "net amount at risk", shall mean the amount of insurance in force.

Amendment No. 2 to Reinsurance Agreement #6153-1 (Excess of Loss) effective November 22, 1995 between FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY of Worcester, Massachusetts ("the Company") and SWISS RE LIFE & HEALTH AMERICA INC. of Stamford, Connecticut ("the Reinsurer").

                                                                /

Effective January 1, 2002, Section 4, Premium, Reports, and Remittances, of SCHEDULE-A to this Agreement, shall be revised as attached.

All other provisions of the Reinsurance Agreement will continue unchanged.

FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

By:      /s/ Amy R. Gorham                    Attest:  /s/
    ------------------------------------              --------------------------

Title:   Vice President                       Title:   Reinsurance Actuary
       ---------------------------------             ---------------------------

Date:    3/27/02                              Date:    3/27/02
      ----------------------------------            ----------------------------

SWISS RE LIFE & HEALTH AMERICA INC.

By:      /s/                                  Attest:  /s/
    ------------------------------------             ---------------------------

Title:   Vice President                       Title:   Second VP
        --------------------------------            ----------------------------

Date:    3/19/02                              Date:    3/19/02
      ----------------------------------           -----------------------------

                                   SCHEDULE A

                         Attached to and Made a Part of

                              Agreement No. 6153-1

                           EXCESS OF LOSS REINSURANCE

SECTION 4 -- PREMIUM, REPORTS, AND REMITTANCES

     The Company shall forward to the Reinsurer within sixty (60) days after the close of the period ending December 31, 1996 and each 12-month period thereafter, a statement of the average net amount at risk during each such period on all the business covered by this Exhibit.

     The premium to be paid to the Reinsurer for the reinsurance provided by this Exhibit shall be equal to $357.00 per year per $1 ,000.00 of average net amount at risk reinsured on the business covered hereunder. Any additional premium due the Reinsurer hereunder shall be remitted by the Company to the Reinsurer within sixty (60) days after the close of each 12-month period ending December 31.

     The reinsurance premiums reported and paid annually to the Reinsurer shall be considered earned by the Reinsurer when so reported.

     In addition to the reports and remittances required, the Company shall furnish such other information as may be required by the Reinsurer for the completion of the Reinsurer's quarterly and annual statements and internal records.

     All reports shall be rendered on forms acceptable to the Company and the Reinsurer.

     The Reinsurer shall reimburse the Company or its legal representative promptly for loss against which indemnity is hereby provided, upon receipt in the home office of the Reinsurer of satisfactory evidence of payment of such loss. Such evidence shall include proof of the insured's prior coverage with the Company or Allmerica Financial Life Insurance and Annuity Company.